Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (this “Agreement”), is entered into as of this 27th day of September 2016 (the “Effective Date”) by and between DIFFUSION PHARMACEUTICALS INC., a Delaware corporation, which has its principal place of business at 2020 Avon Court # 4, Charlottesville, VA 22902 (“Diffusion Inc.”), Diffusion Pharmaceuticals, LLC, a Virginia limited liability company and wholly-owned subsidiary of Diffusion Inc. which has its principal place of business at 2020 Avon Court # 4, Charlottesville, VA 22902 (“Diffusion LLC,” and collectively with Diffusion Inc., “Diffusion”), and DAVID G. Schmidt, an individual and a resident of the state of Texas, whose current address is 2929 Westheimer Road #508, Houston, Texas 77098 (“Schmidt”). Adam Schiffer (“Schiffer”), Andrew Hicks (“Hicks”), and Logan Johnson (“Johnson”) (Schiffer, Hicks and Johnson, each, a “Purchaser;” and, collectively, the “Purchasers”) are also parties to this Agreement solely for the purposes of Sections 1, 2, 3, 4, 6(b) and 9 below.

RECITALS

WHEREAS, Schmidt and Diffusion LLC are parties to certain agreements relating to Schmidt’s purchase of units of membership interest of Diffusion LLC (“Units”), including (a) a Subscription Agreement, dated as of October 30, 2009 (the “Subscription Agreement”); (b) a Convertible Promissory Note, dated December 15, 2009, in the principal amount of $1,500,005.50 (the “2009 Note”); (c) a Notice of Conversion, dated December 15, 2009 (the “Notice of Conversion”) and (d) an Operating Agreement, dated as of February 25, 2005 (as subsequently amended, the “Operating Agreement”).

WHEREAS, (i) pursuant to the Subscription Agreement, the 2009 Note and the Notice of Conversion, Schmidt converted the entire amount of the 2009 Note into 428,573 Units on December 15, 2009 at a per-Unit conversion price of $3, (ii) in or about 2012, Diffusion LLC reduced the per-Unit conversion price under similar convertible promissory notes issued to other investors to $1 per-Unit, (iii) Schmidt has alleged in the Litigation (as defined below) that Diffusion LLC breached the terms of the 2009 Note and/or the Operating Agreement by not issuing him additional Units to put him in the position that he would have been if he had converted the 2009 Note at the reduced conversion price of $1 per Unit and/or by not offering him the right to purchase additional Units at a purchase price of $1 per Unit to maintain his percentage ownership of Diffusion LLC and (iv) Diffusion denies all such claims.

WHEREAS, (i) on September 21, 2015, Schmidt filed a Complaint against Diffusion LLC in the Albemarle County Circuit Court (the “Court”), commencing litigation which is proceeding in the Court as Case No. CL15-791 (the “Litigation”), (ii) in such Complaint, Schmidt asserted various claims and causes of action and sought an award requiring Diffusion LLC to issue an additional 1,071,432.50 Units to Schmidt and (iii) on April 14, 2016, Schmidt filed a First Amended Complaint asserting a claim for breach of the Operating Agreement and seeking relief requiring Diffusion LLC to issue an additional 1,071,432.50 Units to Schmidt for payment of $1,071,432.50.

WHEREAS, (i) on January 8, 2016, Diffusion Inc. acquired Diffusion LLC by way of merger, and each outstanding Unit was converted into the right to receive 3.652658 shares of Diffusion Inc. common stock and (ii) on August 17, 2016, Diffusion Inc. effected a 1-to-10 reverse stock split of the shares of Diffusion Inc.’s common stock.

WHEREAS, to avoid the continued expense and inconvenience of litigation, Diffusion and Schmidt have agreed upon terms to resolve the Litigation pursuant to which Diffusion Inc. will sell Schmidt a convertible promissory note in the form attached hereto as Exhibit A (each a “Note” and collectively, the “Notes”, and together with the shares of Common Stock, par value $.001 per share of Diffusion Inc. (the “Shares”) issuable upon conversion of the Notes, the “Securities”), resulting in a total payment by Schmidt to Diffusion Inc. of $1,880,000.

WHEREAS, pursuant to a separate agreement between Schmidt and the law firm of Schifffer, Odom Hicks & Johnson, PLLC (the “Firm”), to which Diffusion is not a party, Schmidt, the Firm and the Purchasers (who are owners and members of the Firm) have agreed that, in connection with the transactions contemplated by this Agreement, (1) Diffusion Inc. will issue a Note in an aggregate principal amount of $1,000,000.00 to Schmidt for payment by Schmidt of $1,000,000.00; and (2) Diffusion Inc. will issue Notes in an aggregate principal amount of $880,000.00 to the Purchasers for aggregate payment by the Purchasers of $880,000.00, such Notes to be issued as follows: (a) a Note in an aggregate principal amount of $352,000.00 shall be issued to Schiffer; (b) a Note in an aggregate principal amount of $264,000.00shall be issued to Hicks; and (c) a Note in an aggregate principal amount of $264,000.00 shall be issued to Johnson.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party, the parties, intending to be legally bound, agree as follows:

TERMS

1.     Recitals. The parties acknowledge the accuracy of the foregoing recitals and make them part of this Agreement by incorporation.

2.     Issuance of Notes; Payment. In consideration for the dismissal of the Litigation on the terms set forth in Exhibit C hereto, the releases of the parties set forth below and the delivery to Diffusion Inc. of the Payment Amount (as defined below), Diffusion Inc. agrees to sell and issue, and Schmidt and the Purchasers agree to purchase, the Notes in an aggregate sum of One Million Eight Hundred and Eighty Thousand Dollars ($1,880,000) (the “Payment Amount”) to Diffusion Inc. Schmidt directs and authorizes Diffusion Inc. to sell and issue the Notes as follows: (a) the principal amount of $1,000,000.00 shall be sold and issued to Schmidt for payment of $1,000,000.00; (b) the principal amount of $352,000.00 shall be sold and issued to Schiffer for payment of $352,000.00; (c) the principal amount of $264,000.00 shall be sold and issued to Hicks for payment of $264,000.00; and (d) the principal amount of $264,000.00 shall be sold and issued to Johnson for payment of $264,000.00.

3.     Closing. Substantially concurrent with the parties’ execution of this Agreement, Schmidt and the Purchasers shall send the entire amount of the Payment Amount by wire transfer of immediately available funds in accordance with wiring instructions to be provided by Diffusion and attached hereto as Exhibit B. Upon receipt of the Payment Amount, Diffusion Inc. shall issue the Notes to Schmidt and the Purchasers as set forth in Section 2 above.

4.     Schmidt and Purchasers’ Representations and Warranties.

Schmidt and each of the Purchaser (collectively, the “Individuals”) hereby represent and warrant to Diffusion as follows:

a.     Such Individual has the full power, authority and legal right and capacity to execute, deliver and perform this Agreement, to acquire the Securities and to consummate the transactions contemplated herein. This Agreement is a legal, valid and binding obligation of such Individual, enforceable against it in accordance with its terms, except to the extent that enforceability of obligations and the availability of certain remedies hereunder are limited by general principles of equity or by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by bankruptcy, insolvency, fraudulent transfer or other laws relating to or affecting creditors' rights generally.

b.     The execution and delivery by such Individual of this Agreement and the performance by such Individual of its obligations hereunder and the consummation of the transactions contemplated herein by such Individual do not and will not violate, conflict with or result in a breach of (i) any provision of any agreement to which such Individual is a party or by which it or its property are subject to or is bound or (ii) any applicable law or regulation.

c.     Such individual is an “accredited investor” as such term is defined in Rule 401(a) under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”) and confirms the completeness and truthfulness of the statements contained in such Individual’s Accredited Investor Questionnaire attached hereto as Exhibit D.

d.     Such Individual is purchasing the Notes being purchased by such Individual hereunder for investment for such Individual’s own account and not with a view to, or for sale in connection with, any distribution thereof.

e.     Such Individual’s financial situation is such that such Individual can afford to bear the economic risk of holding the Securities being acquired by such Individual hereunder for an indefinite period of time, and such Individual can afford to suffer the complete loss of such Individual’s investment in the Securities.

f.     Such Individual’s knowledge and experience in financial and business matters are such that such Individual is capable of evaluating the merits and risks of such Individual’s investment in the Securities or such Individual has been advised by a representative possessing such knowledge and experience.

g.     Such Individual understands that (i) the Securities acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein, (ii) there will be restrictions on the transferability of the Notes and any Shares issued upon conversion of the Notes and (iii) that the trading volume of Diffusion Inc.’s common stock has been and may continue to be volatile, and that, accordingly, it may not be possible for such Individual to sell or pledge the Shares, or any interest in the Shares, in case of emergency or otherwise.

h.    Such Individual and such Individual’s representatives, including, to the extent such Individual has deemed appropriate, such Individual’s legal, professional, financial, tax and other advisors, have (i) reviewed all documents provided or made available to them in connection with such Individual’s investment in the Securities (including Diffusion Inc.’s filings with the Securities and Exchange Commission (the “SEC”), available on the SEC’s Edgar Filing System), and such Individual understands and is aware of the risks related to such investment, and (ii) been given the opportunity to examine all documents and to ask questions of concerning Diffusion, the terms and conditions of such Individual’s acquisition of Securities and related matters and to obtain all additional information which such Individual or such Individual’s representatives deem necessary.

i.     Such Individual acknowledges that the Notes are restricted securities and that the Notes will contain the legend set forth on the face of the form of the Note attached hereto as Exhibit A. Such Individual further acknowledges that until the resale by such Individual of any Shares issued pursuant to a conversion of the Notes has become registered under the Securities Act, or otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, such Shares shall be characterized as “restricted securities” under the Securities Act and, if certificated, shall bear the following legend (or if held in book entry form, will be noted with a similar restriction): “THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SHARES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. SUCH SHARES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER SUCH ACT OR LAWS.”

5.     Releases; Non-Disparagement.

a.     Schmidt. In consideration for the issuance and sale of the Notes and the covenants, releases and agreements of Diffusion set forth in this Agreement, Schmidt, on behalf of himself and his heirs, assigns, representatives, affiliates and agents, hereby forever releases, acquits and discharges, and agrees not to sue or institute any legal action against any Diffusion Released Party (as defined below) from, against, and with respect to, all claims, actions, liability, obligations, damages and causes of action of any nature whatsoever, whether based in tort, contract, or on any legal or equitable ground or theory of recovery, and/or alleging breach of fiduciary duty, fraud, conflict of interest, or any other matter that may give rise to liability under any cognizable legal or equitable theory of recovery, which arose, accrued, or relates to any matter, action, omission or circumstance occurring or existing, prior to and including the Effective Date, whether known or unknown, asserted or unasserted, including without limitation: (i) all claims arising out of or relating any agreement or contract to which Schmidt and Diffusion are parties, including without limitation, the Subscription Agreement, the 2009 Note, the Notice of Conversion and the Operating Agreement; and (ii) all claims and causes of action which have been asserted by Schmidt or could have been asserted by Schmidt in the Litigation. The term “Diffusion Released Party” means Diffusion Inc., Diffusion LLC and each of their respective affiliates, subsidiaries, successors and assigns, together with its and their respective shareholders, members, officers, directors, managers, employees, agents and representatives.

b.    Diffusion. In consideration for the purchase of the Notes and payment of the Purchase Amount, and the covenants, releases and agreements of Diffusion set forth in this Agreement, Diffusion, for itself and each of its affiliates, predecessors, successors, and assigns, hereby forever releases, acquits and discharges, and agrees not to sue or institute any legal action against any Schmidt or his heirs, assigns, representatives and agents from, against, and with respect to, all claims, actions, liability, obligations, damages and causes of action of any nature whatsoever, whether based in tort, contract, or on any legal or equitable ground or theory of recovery, and/or alleging breach of fiduciary duty, fraud, conflict of interest, or any other matter that may give rise to liability under any cognizable legal or equitable theory of recovery, which arose, accrued, or relates to any matter, action, omission or circumstance occurring or existing, prior to and including the Effective Date, whether known or unknown, asserted or unasserted, including without limitation, all claims arising out of or relating any agreement or contract to which Schmidt and Diffusion are parties, including without limitation, the Subscription Agreement, the 2009 Note and the Operating Agreement.

c.      Exclusions. For the avoidance of doubt, nothing in this Agreement constitutes a waiver or release by any party of any claim or right to enforce the terms of this Agreement.

d.     Non-Disparagement. None of Diffusion, Schmidt, any Purchaser or any of their respective affiliates shall, directly or indirectly, either individually or acting in concert with another person or persons, make any negative, derogatory or disparaging statements or communications regarding the other parties, the business of Diffusion or their respective affiliates or employees.

6.     Indemnification Relating to Issuance of Notes; No Liability for Decline in Value.

a.     Schmidt expressly authorizes Diffusion to sell and issue certain of the Notes to the Purchasers as set forth in Sections 2 and 3 above, and Schmidt, in addition to the releases set forth in Section 5(a) above, further releases each Diffusion Released Party from and against any and all claims, causes of action and liabilities arising out of or relating to Diffusion’s sale and issuance of Notes to the Purchasers pursuant to Sections 2 and 3 above. Schmidt agrees to indemnify and hold harmless Diffusion from and against any and all damages, losses, costs, fees and expenses (including reasonable attorney’s fees and court costs) which Diffusion suffers or incurs in connection with any claim, demand or cause of action asserted by the Firm or any Purchaser which arises out or relates to the issuance of Notes to the Purchasers pursuant to Sections 2 and 3 above, including any subsequent conversion of the Notes for Shares pursuant to the terms of the Notes; provided, however, that Schmidt has no obligation to indemnify Diffusion for any claims by the Firm or Purchasers for breach of this Agreement.

b.     It is understood and acknowledged that Diffusion makes no guarantees or representations regarding the future value of the Notes or any Shares issued pursuant to a conversion of the Notes.

7.     Dismissal of Action. Within two (2) days following the parties’ execution of this Agreement, Diffusion and Schmidt shall submit a consent order to the Court in the form attached hereto as Exhibit B dismissing the Litigation with prejudice.

8.     No Admission of Liability. The parties understand and agree that this Agreement is a compromise of disputed claims, and that the consideration set forth herein is not to be construed as an admission of liability on the part of any party. Diffusion denies any liability arising from any claims asserted against it and has agreed to settle the Litigation solely to avoid the expense and inconvenience of further litigation.

9.     Provisions of General Application.

a.     Binding Nature. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.

b.     Governing Law; Venue. The terms of this Agreement shall be governed by and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflicts of laws rules of any jurisdiction. The parties agree that the exclusive venue for any and all controversies, claims or disputes arising out or relating to this Agreement shall be the Court. Each party consents to the exclusive jurisdiction of the Court with respect to all such controversies, claims and disputes.

c.     Waiver. Any waiver of any provision of this Agreement shall be in writing, and no waiver by either party of any of the provisions of this Agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other provisions hereof.

d.     Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject-matter hereof, and supersedes any and all prior written or oral agreements, understandings or courses of dealing between them. There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Agreement that are not fully expressed in this Agreement. No modification of this Agreement shall be effective unless in writing and signed by all parties hereto.

e.     Severability. If any provision of this Agreement is invalid or unenforceable under any statute or rule of law, the provision is to that extent to be deemed omitted, and the remaining provisions shall not be affected in any way.

f.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. PDF, facsimile and electronic copies of signature pages to this Agreement shall be deemed originals for all purposes.

g.     Construction. Schmidt and Diffusion agree that they have participated jointly in the negotiation and drafting of this Agreement and that in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

h.     Further Assurances. Upon the request of either party from time to time, each party agrees to execute and deliver all documents or instruments and to take any and all further reasonable action which any party may reasonably request from time to time to carry out the transactions and agreements contemplated by this Agreement.

i.     Specific Performance. The parties agree that in the event of any breach or threatened breach by any party of any covenant, obligation or other provision set forth in this Agreement, the other parties shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

j.     Survival. All representations and warranties contained herein shall survive indefinitely following the execution and delivery of this Agreement, and the issuance and sale of the Notes. The provisions of this Section 9 shall survive indefinitely following the execution and delivery of this Agreement.

[END OF AGREEMENT. SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties have executed this Settlement and Release Agreement as of the date first set forth above.

DIFFUSION PHARMACEUTICALS INC.

Name:	/s/ David Kalergis

Title:	/s/ President & CEO

DIFFUSION PHARMACEUTICALS LLC

Name:	/s/ David Kalergis

Title:	/s/ President & CEO

DAVID SCHMIDT

/s/ David Schmidt

For the purposes of Sections 1, 2, 3, 4, 6(b) and 9:

ADAM SCHIFFER

/s/ Adam Schiffer

ANDREW HICKS

/s/ Andrew Hicks

LOGAN JOHNSON

/s/ Logan Johnson